Exhibit 3.1

NOTE ABOUT TRANSLATION:

This document is an English translation of a document in Italian language. In preparing this document, an attempt has been made to translate as literally as possible without jeopardizing the overall continuity of the text. Inevitably, however, differences may occur in translation and if they do, the Italian text will govern by law. In this translation, Italian legal concepts are expressed in English terms and not in their original Italian terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

UNOFFICIAL ENGLISH TRANSLATION OF THE DEED OF CONVERSION OF ERMENEGILDO ZEGNA HOLDITALIA S.P.A.

[stamp:] NOTARY ATTY. COSIMO CAROLI VIA BERTODANO, II – TEL. 27141 13051 BIELLA 22425

K/M

Repertory no. 130.938                         Collection no. 28.216

TRANSFORMATION

of the company “LANIFICIO ERMENEGILDO ZEGNA E FIGLI – S.a.s.” with headquarters in Trivero. THE REPUBLIC OF ITALY	RECORDED IN BIELLA On 06/07/1984 As no. 31 73 Fee ITL 151,000 Of which ITL / FOR INVIM

In the year nineteen thousand eighty-four, on the 29th (twenty-ninth) day of the month of May, in Biella, Via Bertodano, no. 11, in my office.

Before me, Atty. Cosimo CAROLI, a Notary registered with the notary district of Biella, which is the city where I reside, without the presence of witnesses, which were waived by the parties named below by mutual agreement and with my consent, the following parties appeared:

•

Aldo ZEGNA (engineer) of Monterubello, an industrialist born in Trivero on 28 August 1920, where he has his address for service, and declared to be taking part in this act also in the name of and on behalf of the company “ZEUS – S.s.”, which is headquartered in Biella, as its managing partner, and as authorized below by the clauses contained in the document received by me on 21 December 1973, repertory 81.871, and registered as number 7425, vol. 150, in Biella on 22 December 1978;

•

Angelo ZEGNA of Monterubello, an industrialist born in Trivero on 13 August 1924, with address for service in Lugano, who declares to be taking part in this act also in the name of and on behalf of the company “HERMES – S.s.”, headquartered in Biella, as its managing partner, as authorized below by the clauses contained in the document received by me on 21 December 1978, as repertory 81.873, and registered as no. 7427 vol. 150 on 22 December 1978, in Biella.

The gentlemen who appeared, of whose personal identity I, the Notary, am certain, asked me to receive this document,

whereas

between them, the company “ZEUS – S.s.” and the company “HERMES – S.s”, exists the company “LANIFICIO ERMENEGILDO ZEGNA & SONS – S.a.s.”, with headquarters in Trivero and with share capital of ITL 8,300,000,000.00, registered as no. 2102 in the Biella Court business registry, hereby agree:

(1st) to transform this company into a joint stock company with effect from 1st July 1984 (nineteen hundred eighty-four), based on the financial position of the company as of 31 December 1983, as indicated in the sworn affidavit by Alberto BERNERO, appended to this document as letter “A”;

(2nd) to establish that in its new form, the company shall be named “ERMENEGILDO ZEGNA HOLDITALIA – S.p.A.” and shall not change its registered office, corporate purpose, duration or share capital of ITL 8,300,000,000.00 (eight billion three hundred million) shares for ITL 1,000 (one thousand) each, owed to the shareholders in proportion to the shares in their possession, and thus:

•	no. 933,750 (nine hundred thirty-three thousand seven hundred fifty) shares for Aldo ZEGNA (engineer);

•	no. 933,750 (nine hundred thirty-three thousand seven hundred fifty) shares for Angelo ZEGNA;

•	no. 3,216,250 (three million two hundred sixteen thousand two hundred fifty) shares for “ZEUS – S.s.”;

•	no. 3,216,250 (three million two hundred sixteen thousand two hundred fifty) shares for “HERMES – S.s.”;

(3rd) to establish that the company, transformed as per the above, shall be governed by the rules contained in the Bylaws, which are appended to this document as letter “B” and form an integral and substantial part thereof;

(4th) to entrust the company’s management to a Board of Directors composed of three members;

(5th) to call upon Aldo Zegna (engineer), Angelo Zegna and Vittorio Bernero, born in Campiglia Cervo on 19 October 1937, with address for service in Biella, to serve as the directors for a three-year term starting on this day, with the first of these three individuals to serve as Chairman;

(6th) to call upon the following individuals to serve on the Board of Statutory Auditors for a three-year term starting on this day:

a) as acting auditors:

•	Renzo Barazzotto, born in Cerretto Castello on 21 August 1922, with address for service in Biella, registered in the Registry of Official Account Auditors;

•	Pierfortunato Calvelli, born in Biella on 23 November 1934, with address for service in Biella;

•	Sergio Avetta, born in Turin on 20 April 1923, with address for service in Turin;

b) as substitute auditors:

•	Pietro Castelli born in Menaggio on 2 October 1935, with address for service in Biella, registered in the Registry of Official Account Auditors;

•	Guido Fenaroli, born in Chiari on 14 April 1949, with address for service in Biella;

(7th) to appoint Renzo Barazzotto to serve as Chairman of the Board of Statutory Auditors;

(8th) to set the annual salary to be paid to the acting auditors as the minimum amount foreseen by the occupational Rates for Certified Accountants;

(9th) to set 31 August 1985, as the end date of the first fiscal year of the company in its new form.

For purposes of annotation of the name change in the Buildings Registries and the land registry, we declare that the company in question is, among other things, the owner of the buildings registered in the N.C.E.U. as parcels no. 1277 in Trivero, no. 581 in Portula, no. 290 in Veglio and no. 604 in Mosso Santa Maria, and the farming land registered in the N.C.T. as parcels no. 1212 and no. 725 in Trivero, no. 834 in Portula, no. 455 in Mosso Santa Maria and no. 10042 in Novara.

The reading aloud of the appendices was waived, as instructed by the parties in attendance.

This document was read aloud by me, the Notary, to the parties in attendance, who approved it.

It occupies four full page faces and up to this point on the fifth page face of two sheets, typewritten by an assistant under my personal supervision.

Original copy signed:

•	Aldo ZEGNA of MONTERUBELLO – Angelo ZEGNA of MONTERUBELLO – Cosimo CAROLI, notary.

Appendix “B” to the document, collection no. 28.216

ARTICLES OF ASSOCIATION

INCORPORATION – HEADQUARTERS – DURATION. –

ART. 1. - A joint stock company named “ERMENEGILDO ZEGNA HOLD ITALIA – S.p.A.” is hereby incorporated.

ART. 2. - The company headquarters is in Trivero, Via Roma, no. 99/100.

The Executive Body shall have the authority to open and close secondary offices, warehouses, offices, agencies and representations elsewhere.

ART. 3. – The duration of the company is until 31 December of the year 1999 (nineteen hundred ninety-nine).

CORPORATE PURPOSE. –

ART. 4 – The purpose of the company is:

a) the acquisition of equity in other companies or organizations, the financing and the technical, economic and financial coordination of the companies or organizations in which it holds equity and with which it is otherwise linked, directly or indirectly, by active or passive equity relationships;

b) the provision of data processing services, advertising, market research and studies, management controls and other kinds of administrative and commercial services for the companies or organizations referred to in point (a), above;

c) the buying and selling, management, leasing and renting of properties and assets of all kinds;

d) the operation of hotel and restaurant businesses, both directly and indirectly through business leasing.

The company may carry out any real estate, personal property or financial transactions that are deemed necessary and appropriate in pursuit of the corporate purpose.

It may also grant endorsements, bank guarantees, liens and personal and real guarantees in general, allow for transcriptions and annotations, all of which also in the interest of third parties and for the commitments of others and even if the parties being guaranteed are one or all shareholders or an organization of any kind in which one or all shareholders are directly or indirectly involved.

CAPITAL. –

ART. 5 – The share capital is ITL 8,300,000,000.00 (eight billion three hundred million), which is divided into 8,300,000 (eight million three hundred thousand) shares for ITL 1,000 (one thousand) each, and may be increased by resolution of the shareholders, even by contributions in kind.

SHARES. –

ART. 6. – The shares that are issued may be registered or bearer shares, as the shareholder prefers, unless otherwise dictated by Law.

They may not be transferred to third parties nor normally pledged as collateral without the approval of a shareholders assembly resolution.

The restriction on transfers referred to above does not apply to the predecessors, successors and siblings of those wishing to alienate their shares.

ART. 7 – The shares are indivisible so that even when shared, the rights of the co-owners must be exercised by a joint representative.

BONDS. –

ART. 8. – The company may issue bonds, which may be registered or bearer bonds and may be convertible or non-convertible.

The shareholders assembly shall deliberate on the placement and extinction methods for the bonds.

SHAREHOLDERS ASSEMBLIES. –

ART. 9. – The shareholders assembly represents all shareholders, and its resolutions, which are made in accordance with the law and these bylaws, are binding for all shareholders.

The shareholders assembly may be ordinary or extraordinary, in accordance with the law. It may also be convened outside of corporate headquarters, as long as it is convened somewhere in Italy.

When required by special needs, the ordinary shareholders assembly for examining the financial statements for the fiscal year may be called by the Executive Body within six months of the end of said fiscal year.

ART. 10. – Each share is entitled to one vote.

ART. 11. – Calls to assembly are issued by publishing a notice containing the items on the agenda in the Official Journal at least 15 (fifteen) days before the day scheduled for the meeting.

The same notice may indicate a second day for the meeting, in the event the first meeting is not attended.

Shareholders assemblies may still be valid, even when not called as described above, as long as the entire share capital is represented, and all acting directors and acting auditors are in attendance.

ART. 12. – Every shareholder with the right to speak at the shareholders assembly may be represented by written delegation, even by non-shareholders, in accordance with the provisions of Art. 2372 Civil Code.

The President of the shareholders assembly determines the right to speak at the shareholders assembly, even by delegation.

ART. 13. – The shareholders assembly is presided over by the Sole Administrator or by the Chairman of the Board of Directors, or by some other person designated by the Board, otherwise the shareholders assembly appoints its own President.

ART. 14. – Resolutions by the shareholders assembly are valid when made with the attendance and majorities indicated under Art. 2368 Civil Code and, in the event of second convocation, by Art. 2369 Civil Code.

When the law deems an absolute majority of voting members to be sufficient for the validity of resolutions, this majority is calculated without counting abstentions.

Appointments to executive offices are made by voice call or by a raising of hands or by name cards, and, in the latter two cases, by simple majority.

ART. 15. – The shareholders assembly appoints a Secretary, who need not be a shareholder, and selects, if deemed necessary, two scrutineers from among the shareholders or auditors.

Resolutions by the shareholders assembly are documented in the form of minutes signed by the President, by the Secretary and by the scrutineers, if there are any. In the situations specified by law and when deemed appropriate by the Sole Administrator or the Board, the minutes are taken by a Notary chosen by the executive body.

MANAGEMENT. –

ART. 16. – The company is managed by a Sole Administrator or a Board of Directors composed of three to nine members.

The shareholders assembly called upon to elect the executive body shall first establish the form and, in the event of collegial administration, the number of members and the Chairman.

The directors serve in office for the term established by the shareholders assembly, but for no more than three years. They leave office and are replaced in accordance with the law.

ART. 17. – The directors must deposit the directors bond required by law, for an amount not to exceed one fiftieth of the share capital and a maximum nominal value of ITL 200,000 (two hundred thousand), even if the share capital has increased.

ART. 18. – The Board of Directors, should it deem fit, may elect one or more of its members to be chief executive officers and specify their duties and powers.

The Board deliberates on the remuneration, if any, for its members pursuant to Art. 2389 Civil Code.

The office of Chairman and the office of Director are compatible and accumulable with the office of Chief Executive Officer.

ART. 19. – The board meets at company headquarters, or elsewhere in Italy, whenever the Chairman or at least two of its members consider it necessary.

ART. 20. – Board meetings are called by the Chairman by letter, which must be sent to each Director and acting Auditor at least three full days before the meeting and, in the event of urgency, via telegram to be sent at least one day beforehand.

ART. 21. – To be valid, resolutions by the Board require the attendance of a majority of its acting members.

Resolutions are made by absolute majority of the voters in attendance.

In the event of a tie, the Chairman casts the deciding vote.

ART. 22. – The Sole Administrator or the Board members are entitled to the reimbursement of any expenses incurred as a result of their office.

The shareholders assembly may also assign an annual salary to the Sole Administrator or Board of Directors.

ART. 23. – The Sole Administrator or the Board are vested with the broadest powers for ordinary and extraordinary management of the company and are authorized to carry out all acts deemed useful for the implementation and achievement of the corporate purpose, with the sole exception of those powers mandatorily reserved by law for the shareholders assembly.

The Sole Administrator or Board of Directors may appoint or dismiss general managers, managers, legal representatives and agents, specifying their powers, duties and compensation.

ART. 24. – Signature power and corporate representation are assigned to the Sole Administrator or the Chairman of the Board of Directors and to the chief executive officers, within the limits of the powers granted to them.

ART. 25. – The Board of Statutory Auditors is composed of three acting auditors and two substitutes, as appointed and functioning in accordance with the law.

FINANCIAL STATEMENTS AND PROFITS. –

ART. 26. – Fiscal years end on 31 August (thirty-one) of each year.

At the end of each fiscal year, the Executive Body proceeds to draft the financial statements with the profit and loss statement, as required by law.

ART. 27. – The net profits, after withholding at least 5% for the legal reserve, are distributed to the shareholders unless decided otherwise by a shareholders assembly resolution.

ART. 28. – Dividends are paid to the accounts designated by the Executive Body and within the time limit set by said Body for this purpose.

ART. 29. – Any dividends not collected within five years of when they first become collectible shall be reverted to the company.

DISSOLUTION. –

ART. 30. – Should the company be dissolved at any time and for any reason, the shareholders assembly shall determine the liquidation procedures and appoint one or more liquidators and specify their powers.

DEFERRAL. –

ART. 31. – Any matters not foreseen in these bylaws shall be governed by the relevant laws in force.

Viewed for the addition –

Original signed by:

•	Aldo ZEGNA of MONTERUBELLO

•	Angelo ZEGNA of MONTERUBELLO

•	Cosimo CAROLI, notary.

Copy corresponds to the original duly signed on every page and the appendices –

Biella,         [stamp:] 27 DEC 1984

[stamp:] COSIMO CAROLI SON OF LUIGI, NOTARY

/s/ Cosimo Caroli